Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Teros, Inc. 2005 Restricted Stock Unit Plan of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Citrix Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Citrix Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida

March 24, 2006